SUB-ITEM
77H: Changes in
Control of Registrant


	Federated Total
Return Government
Bond Fund

      As of February
28, 2015, MAC & Co.
has attained control of
the Registrant by
acquiring 30.19% of
the voting securities of
the Registrant.